WINTHROP REALTY TRUST ANNOUNCES THE RESIGNATION OF BRUCE BERKOWITZ
         AS A TRUSTEE AND THE APPOINTMENT OF STEVEN ZALKIND AS A TRUSTEE

FOR IMMEDIATE RELEASE

Boston, Massachusetts - March 17, 2008 - Winthrop Realty Trust (NYSE:FUR), announced today that Bruce Berkowitz has resigned as a member of the Company's Board of Trustees effective at the close of business on March 14, 2008 and that Steven Zalkind has been elected as a member of the Company's Board of Trustees effective March 17, 2008 to fill the vacancy.

Mr. Berkowitz, a member of the Company's Board since 2000, stated "Sadly, the growth and relocation of Fairholme Capital Management to Miami no longer allows the time required to be a trustee of Winthrop and other companies. Fairholme and its affiliates will remain a significant shareholder of Winthrop and look forward to a prosperous future with the company."

Mr. Zalkind has been a principal of Resource Investments Limited, LLC, a real estate investment firm, that has been involved in the acquisition of over 26,000 multi-family apartment units and 2,000,000 square feet of commercial shopping centers and office buildings. Mr. Zalkind currently serves as the Chairman and Chief Executive Officer of Resource Investments Limited.

Michael L. Ashner, the Chairman and Chief Executive Officer of the Company, stated "We thank Bruce for his invaluable service to the Company over the years. Although Bruce will be missed in the Board room, I look forward to his continued counsel as a friend and as a significant shareholder in the Company." Mr. Ashner continued "I am delighted with the addition of Steve Zalkind to our Board as his real estate expertise can only serve to strengthen our Company particularly in light of the current challenging economic climate."

About Winthrop Realty Trust

Winthrop Realty Trust is real estate investment trust (REIT) that owns, manages and lends to real estate and related investments, both directly and through joint ventures. Winthrop Realty Trust is listed on the New York Stock Exchange and trades under the symbol "FUR." The Company has executive offices in Boston, Massachusetts and Jericho, New York. For more information please visit www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports. Further information relating to the Company's financial position, results of operations, and investor information is contained in the Company's annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.

AT THE COMPANY
Beverly Bergman
(617) 570-4614